Exhibit 99.1


BKF Capital Group, Inc. announces execution of a Purchase Agreement to acquire Catalyst Financial LLC a registered broker-dealer.

           December 7, 2009 (Boca Raton, Florida) BKF Capital Group, Inc. (Pink Sheets "BKFG") today announced that on December 2, 2009, BKF entered into a purchase agreement (the "Purchase Agreement") to acquire all of the membership interests in Catalyst Financial LLC, a New York limited liability company. Catalyst Financial is an investment banking firm registered as a broker-dealer with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority ("FINRA"). Steven N. Bronson, the Chairman and CEO of BKF, is also the owner, registered principal and President of Catalyst Financial.

         The Purchase Agreement contains various representations and warranties, certain covenants and indemnification obligations. BKF's acquisition of Catalyst Financial is expected to close within the next 60 to 90 days, subject to the approval of FINRA regarding the change of control of Catalyst Financial. Following the consummation of the transactions contemplated by the Purchase Agreement, Catalyst Financial will be a wholly owned subsidiary of BKF.

         Mr. Bronson stated that "The acquisition of Catalyst Financial enables BKF to enter the investment banking business in a timely, cost effective manner. We see a void of liquidity from traditional banks right now and Catalyst Financial is well positioned to provide investment banking services to middle market companies. This is the beginning of BKF's overall strategy to pursue or originate opportunities in the financial services industry."

About Catalyst Financial LLC:

        Catalyst Financial is an investment banking firm specializing in core value based investments in fundamentally strong middle market companies. The firm's managing directors have over 85 years of combined investment banking, private equity, and corporate development experience. Catalyst Financial's investment banking team specialize in helping with clients with corporate strategy, acquisitions, divestitures and other corporate finance matters. The investment bankers at Catalyst Financial have solid relationships with public and private investors, debt providers, registered broker/dealers and a broad perspective in a variety of industries. To learn more about Catalyst Financial go to www.catalystfinancial.com.

About BKF Capital Group, Inc.:

          BKF Capital Group, Inc. was incorporated in Delaware in 1954. BKF's securities trade on the over-the-counter market under the symbol "BKFG.PK." During the third quarter of 2006, BKF ceased all operations, except for maintaining its status as an Exchange Act reporting company and winding down certain investment partnerships for which BKF acts as general partner. Prior to the execution of the Purchase Agreement, BKF was in the process of originating and/or seeking acquisitions, mergers or other business combinations to enhance BKF's revenues and increase shareholder value. With the execution of the Purchase Agreement, BKF has taken the first step in its acquisition strategy which will focus primarily on the financial services industry.


For more information, please contact:       BKF Capital Group, Inc.
                                            Steven N. Bronson
                                            (561) 362-4199 Extension 4